Exhibit 99.1

Flux Power Sees FY 2018 Revenues Rising over 340% to $4M and More than Doubling in FY 2019, Principally Driven by Expanding Lithium-Ion Forklift Battery Demand

Vista, CA - July 17, 2018 - Flux Power Holdings, Inc. (OTCQB: FLUX), a developer of advanced lithium batteries for material handling applications such as electric forklifts and airport ground support equipment, provided an update on its FY 2018 Q4 (Q4'18) and full year performance for the periods ended June 30, 2018 and highlighted initial sales progress providing confidence in its FY growth outlook.

Flux CEO Ron Dutt, commented, "Flux is achieving accelerating sales momentum with our lithium-ion battery solutions for Class 3 walkie pallet jacks and airport ground service equipment from a growing base of customers. Building off this base, we are building a full line of LiFT Pack batteries that includes larger and more powerful solutions to meet the expressed needs of our customers and OEM partners.

"We are seeing very strong interest in these new, higher price-point solutions we have designed for Class 3 end rider, Class 1 counter balance and Class 2 narrow aisle forklifts. We currently expect to launch commercial production of our end rider and Class 1 LiFT pack solutions in the Fall and then follow on with the launch of battery packs for Class 2 forklifts later in the fiscal year.

"Based on our current order pace, the growth initiatives we have planned and some progress we have achieved in the area of funding, we feel confident in Flux's ability to more than double revenue in FY 2019."

FY 2018 Highlights:

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Expects Q4'18 revenue to rise at least 700% to $1 million, versus $122,000 in Q4'17. Q4'18 revenue included the shipment of $261,000 in airport ground service equipment (GSE) batteries to a leading global aviation services provider.

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Expects FY 2018 revenue to increase over 340% to at least $4 million from $900,000 in FY 2017.Fiscal 2018 has proven to be a watershed year in the accelerating adoption of Flux's lithium-ion "LiFT Pack" batteries to replace lead-acid chemistry. Major customers have begun to buy Flux LiFT Packs with the purchase of new equipment, building on initial traction for LiFT Packs as a replacement to expired lead-acid batteries.

Developing Order Pipeline for FY 2019:

Flux has entered FY 2019 with a strong order backlog of $1.6 million and several significant opportunities are close to realization.

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Flux recently received a $980,000 purchase order for lithium-ion batteries for airport ground service equipment from a leading global airline. The order was secured by Flux's GSE distribution partner Averest, Inc. following testing over the past year. The batteries are expected to ship in Fall 2018 and be reflected in Flux's FY 2019 first half results.

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Finalizing Global Master Purchase Agreement with Fortune 100 customer that has completed a successful pilot of Flux's LiFT Pack for Class 1 counterbalance forklifts and has just commenced the same process for their Class 2 forklifts. Flux has received an initial order for Class 2 LiFT Packs and anticipates an initial order for Class 1 Lift Packs from this customer in July. The orders are expected to total over $0.8 million and to be shipped during FY 2019.

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End-Rider Forklift Batteries in Advanced Stages of Evaluation - During FY 2018 Flux delivered its new Class 3 End Rider Lift Pack demonstration units to a handful of customers, OEM's and equipment dealers. The evaluations have gone well and have already progressed into procurement dialogues with a major national grocery chain and a large wholesale food distribution company. Flux expects these dialogues to result in initial orders during its fiscal 2019 first half ending in December 2018. Flux End Rider Lift Packs are priced at more than double the average price of its entry level Lift Pack solutions for walkie pallet jacks which retail range between $3,800 and $5,100.

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Continuing commercial dialogues with leading forklift manufacturers - Flux continues to advance its dialogues with leading forklift manufacturers in an effort to develop expanded market support and potential new sales channels. While Flux cannot predict the exact timing or outcome of these efforts, it does believe they have the potential to provide material support to the scope and pace of Flux's market penetration long-term growth.

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A leading global beverage company is currently piloting Flux's LiFT Packs for Class 3 walkie forklifts for potential use in certain regional bottling plants in the U.S. This prospective customer would represent Flux's second global beverage client and underscore the compelling value and return-on-investment opportunity that Flux lithium-ion batteries bring to this material handling-intensive industry.

In support of its operations, growth and new product initiatives, Flux raised $4 million in new equity funding from private placements that closed in May and June. Giving effect to these private placements, Flux now has approximately 31 million shares issued and outstanding.

About Flux Power Holdings, Inc. (www.fluxpwr.com)
Flux Power develops advanced lithium-ion batteries for industrial uses, including its first-ever UL 2271 Listed lithium-ion "LiFT Pack" forklift batteries. Flux solutions utilize its proprietary battery management system and in-house engineering and product design. Flux batteries deliver improved performance, extended cycle life and lower total cost of ownership than legacy lead-acid solutions. Flux sells primarily to lift equipment OEM's, their dealers and battery distributors. Current products include advanced battery packs for motive power in the lift equipment and airport ground support markets.

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This release contains projections and other "forward-looking statements" relating to Flux's business, that are often identified by the use of "believes," "expects" or similar expressions. Forward-looking statements involve a number of estimates, assumptions, risks and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include the development and success of new products, projected sales, the Company's ability to timely obtain UL Listing for its products, the Company's ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance of current and new products. Actual results could differ from those projected due to numerous factors and uncertainties. Although Flux believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, they can give no assurance that such statements will prove to be correct, and that the Flux's actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar.These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power and associated logos are trademarks of Flux Power Holdings, Inc. All other third party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

Media & Investor Relations:
David Collins and Chris Eddy
Catalyst IR
212-924-9800
flux@catalyst-ir.com